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Exxon Mobil Corporation

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Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

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ENGINE NO. 1 RELEASES FULL SLATE OF NOMINEES IT RECOMMENDS FOR ELECTION AT EXXONMOBIL’S 2021 ANNUAL MEETING OF SHAREHOLDERS

SAN FRANCISCO – March 15, 2021 – Engine No. 1, which has nominated four highly qualified independent director candidates to the Exxon Mobil Corporation (NYSE: XOM) (“ExxonMobil” or the “Company”) Board of Directors (the “Board”), today released the following statement.

“We began this campaign last year by noting that each Board member is ‘highly accomplished and respected, including by us,’ and that remains true today. However, we believe it is also still true, as we said then, that the Board lacks directors who bring ‘a diverse set of experiences in successful, global energy operations and decades of leading value-creating transformations in the industry.’ We therefore continue to believe that reenergizing ExxonMobil requires the election of our nominees, each of whom brings substantial yet unique track records of success in energy. In determining which current Board members to support for election, we took into account a number of factors, including the following:

Energy Experience. Each of our nominees has generated strong returns in energy and has unique experience directly applicable to the array of challenges facing ExxonMobil. Gregory J. Goff is one of the most respected operators in the oil and gas industry and generated a 1,224% return for shareholders as the CEO of Andeavor. Kaisa Hietala helped transform the refining company Neste into the world’s largest and most profitable producer of renewable fuel, a business which ExxonMobil has pursued for years without success. Alexander Karsner has decades of conventional and renewable energy experience including with some of the most successful clean tech startups of the last decade, and helps oversee major investments in cutting edge energy projects for Alphabet’s X. Anders Runevad generated a 480% return for shareholders as the CEO of Vestas, which has more worldwide installed wind power than any other manufacturer, and is credited with turning the once heavily-indebted Vestas around.

While after our campaign launched the Board added Wan Zulkiflee, who served as the CEO of Malaysian national oil company Petronas from 2015 to 2020, we do not believe this helps satisfy the need for successful and transformative energy experience on the Board. We cannot assess the total financial picture of a fully state-owned oil company, given the lack of disclosure and governance standards found in a publicly-traded company (while Petronas does have publicly-traded affiliates, they account for a small percentage of Petronas’ earnings). However, the considerations in running such a company, while important to the country, are far different than those required to run a company for the primary benefit of public shareholders. Petronas also has not played a material part in any significant and successful energy industry transformation. In addition, ExxonMobil seems not to have ventured far in its search and Mr. Zulkiflee’s experience is in many ways duplicative, given that ExxonMobil has had an operational partnership with Petronas since 1976 and operates production sharing contracts with Petronas that produce 1/5 of Malaysia’s oil production and 1/2 of its gas production.

Capital Allocation Expertise. As ExxonMobil’s CEO noted at the Company’s recent investor day, there are many CEOs with capital allocation experience, and the Board has long included CEOs with such experience in a variety of unrelated industries. However, we do not believe that ExxonMobil’s problems with capital allocation in recent years arose because the Board does not understand corporate finance, including the risk of allocating capital to long-term projects with low average returns on capital employed in an industry facing declining capital productivity, commodity volatility, rising costs of capital, and uncertain long-term demand. We believe these problems and the stress on ExxonMobil’s balance sheet arose from a failure to grasp changing industry dynamics, and that longer term problems will arise from ExxonMobil’s refusal to accept that oil and gas demand may decline in decades to come and from its lack of a viable long-term strategic plan to address what happens if it does.

Technological Expertise. The Company’s CEO also stated at the investor day that ExxonMobil is first and foremost a technology company, and he stressed the importance of technology and science in the evolution of ExxonMobil’s business, as well as government policies that will help determine which new energy technologies take root. While we acknowledge Dr. Susan Avery’s expertise in climate science, we do not believe any current Board members bring any other relevant technological expertise. This again is in sharp contrast to our nominees, including Mr. Karsner, who is an expert in cutting edge energy technologies; Ms. Hietala, who, in addition to her renewable fuel business expertise, is a trained geophysicist and environmental scientist; and Mr. Runevad, who, as CEO of Vestas, developed a deep understanding of how renewable energy companies with growing markets and declining cost curves are transforming the industry. Furthermore, Mr. Runevad was a CEO signatory to the Paris Pledge for Action signed in connection with the Paris Agreement and Mr. Karsner brings a deep understanding of the regulatory environment that will have an increasing impact on the Company given his experience as U.S. Assistant Secretary of Energy.

Process. We believe the Board’s decision to expand its size following the start of our campaign was indicative of a Board seeking to avoid adding successful and diverse energy industry experience and that the process suffered from other serious flaws. While we will save a more fulsome analysis for a later date, we will note that while the Board added new directors who do not satisfy most of its own stated criteria for membership, it declined to even meet with our nominees, who include two former CEOs named by Harvard Business Review as among the Best-Performing CEOs in the World (not just in energy but in any industry), one of whom helped lead an energy industry transformation in a business that ExxonMobil is pursuing and which Harvard Business Review called one of the Top 20 Business Transformations of the Last Decade, and a former U.S. Assistant Secretary of Energy who is an expert in carbon capture, smart grids, and other areas that will be critical to ExxonMobil’s long-term future.

Tenure. ExxonMobil has noted frequently in recent days that its average Board tenure is approximately five years, versus eight years on average for the S&P 500. We believe this is less impressive when considering that the Board just added three new members. More importantly, the Board has for years refreshed itself without, in our opinion, a significant change in direction or improvement in performance for shareholders. This leads us to conclude that it is the absence of successful and transformative energy experience, rather than insufficient turnover, that is primarily responsible for these issues. As a result, we took length of service into account, but this was not the sole determinant.

Need for Change. Relatedly, we took into account the ability of current Board members to drive change at ExxonMobil. We have no doubt that many Board members have the capacity to advocate for change, including Dr. Avery, who is a trained climate expert; Kenneth C. Frazier, who has been a leading voice regarding business ethics; and Joseph L. Hooley, who brings an investor’s perspective into the boardroom and led numerous value-creating sustainability initiatives at State Street. However, we also believe that without directors who have the necessary energy industry expertise, experience, and credibility to help translate the desire for change into a business plan and help ensure that management effectively pursues that plan, even the best intentions will not result in real change at ExxonMobil.

Conclusion. With these considerations in mind, we ask shareholders to vote on the WHITE proxy card for our nominees and for all of the Company's nominees except for Steven A. Kandarian, Douglas R. Oberhelman, Samuel J. Palmisano, and Wan Zulkiflee. Messrs. Kandarian, Oberhelman and Palmisano have been directors at the time of strategic decisions that, in our opinion, have destroyed shareholder value and generated significant long-term risk for investors. While Mr. Kandarian’s tenure has been shorter, his industry experience is far removed from the type of commodity-linked, manufacturing, and/or technology experience that the Company itself has said would be most useful. We also believe that the Board’s process for adding three new directors in the face of a proxy contest was highly flawed, and while we respect his accomplishments, Mr. Zulkiflee’s experience is not as relevant for a public company in need of transformative and successful energy experience as any of our nominees. In short, while we hold all of these individuals in high regard, we believe that the nominees we are recommending for election will best strengthen the Board and create the most complementary mix of general and industry-specific expertise possible for the benefit of all shareholders. We look forward to continuing to make the case for our nominees and for reenergizing ExxonMobil.”

Additional information regarding Engine No. 1’s campaign to reenergize ExxonMobil may be found at www.ReenergizeXOM.com.

About Engine No. 1

Engine No. 1 is an investment firm purpose-built to create long-term value by driving positive impact through active ownership. The firm also will invest in public and private companies through multiple strategies. For more information, please visit: www.Engine1.com.

Media Contacts
Gasthalter & Co.
Jonathan Gasthalter/Amanda Klein
212-257-4170
Engine1@gasthalter.com

Investor Contacts:
Innisfree M&A Incorporated
Scott Winter/Gabrielle Wolf
212-750-5833

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1's campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Engine No. 1 disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.